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                                                                   EXHIBIT 10.34

                              SERVICES AGREEMENT
                              ------------------

     This Services Agreement ("Agreement") made as of this 8th day of June, 1999 ("Effective Date") by and between The Prudential Real Estate Affiliates, Inc. ("Prudential"), 3333 Michelson Drive, Suite 1000, Irvine, California 92612, a Delaware corporation, and bamboo.com, Inc. ("Vendor"), 124 University Avenue, Palo Alto, California 94301 organized and existing under the laws of the State of Delaware.

     WHEREAS, Prudential is an internationally recognized franchisor of real estate brokerage services with franchisees located throughout the United States and Canada, and

     WHEREAS, Vendor provides services to the residential real estate brokerage industry involving the creation of "virtual tours," involving-the use of 360 degrees imaging for internet property listings (the "Services").

     NOW THEREFORE, in consideration of the promises hereinafter set forth, Vendor and Prudential acknowledge and agree as follows:

Section 1. Definitions
           -----------

(a) "Internet Sites" means repository of data and other information in electronic form residing on one or more servers that cart be accessed via the World Wide Web.

(b) "Preferred Status" means a vendor of Prudential (i) for which Prudential enters into a similar type of vendor agreement as is represented by this agreement, including, but not limited to, all agreements with vendors of any and all types of Internet products and Services, and (ii) to which Prudential offers and receives the most advantageous terms, including but not limited to such terms as access to Prudential Affiliates and price (as specifically described in Section 10(i)), for any product or service that Prudential or Prudential Affiliates receives from such vendor.

(c) "Prudential Affiliates" means Prudential's franchisees, and such franchisee's employees and independent contractors.

(d) "Prudential Listing Site" means that certain Internet Site to be hosted by Prudential and currently located at http://www.prudential.com, or at whatever location it may be for the Term of this Agreement.

(e) "Realtor.com" means that certain Internet Site currently located at http://www.realtor.com, or whatever location that may be for the Term of this Agreement, and any additional Internet Sites of Vendor relating to existing residential real estate.

(f) "Term" means the term of the Agreement set forth in Section 6.

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Section 2. Vendor Responsibilities
           -----------------------

(a) Vendor will be responsible for fulfilling all sales of virtual tour services to Prudential's members and agents. Vendor will maintain a network of service providers covering the United States and Canada to capture images of real estate and will process images to create 360 degrees virtual tours. Following processing, when the Prudential member or agent has purchased and requested posting of their bamboo.com tour to Realtor.com, bamboo.com will post virtual tours to Realtor.com and, if necessary, will work with Prudential to ensure the proper display of the virtual tours on the Prudential Listing Site at no additional cost to Prudential or the Affiliates provided that Realtor.com does not impose any additional fees on bamboo.com. Vendor will use commercially reasonable efforts to negotiate no additional fees from Realtor.com.

(b) Vendor will use commercially reasonable efforts to make a member of its videographer service provider network available to capture virtual tour images of a property within forty-eight (48) hours of receiving an order. In addition, Vendor will use commercially reasonable efforts to process and post each virtual tour image within four (4) business days after capture of such image.

(c) Vendor will maintain a toll-free support telephone line which Prudential Affiliates and other customers of Vendor may call with support questions. The hours of operation for the support telephone line will be, at a minimum, business days from 9:00 am to 5:00pm Eastern time. Vendor agrees to use commercially reasonable efforts to respond to all support-related phone calls, at a minimum, within one (1) business day.

(d) Vendor will participate in marketing activities to the Prudential Affiliates as described in this Agreement. To the extent that Vendor's participation in any marketing and promotional activities involves payment of reasonable fees to Prudential, Vendor will pay such fees (which shall not include transaction fees) commensurate with its level of participation.

(e) In the event of a termination of this Agreement, Vendor will permit any agreement it enters into with a Prudential Affiliate after the Effective Date of this Agreement to be terminated at the Prudential Affiliate's option (the "Affiliate Option") upon the earlier to occur of the next anniversary date of the effective date of such agreement between Vendor and the Prudential Affiliate or the expiration of sixty (60) days from the termination of this Agreement. In any event, concurrent with any action by Prudential to inform Prudential Affiliates of termination under this section, Prudential shall notify Vendor in writing of such intent and the actual wording of such action.

Section 3. Prudential Responsibilities
           ---------------------------

(a) Except as otherwise set forth in this Agreement and subject to this Section 3(a), Prudential shall not during the Term of this Agreement create or contract with any third party for the development of services that are the same or substantially the same as Services contemplated to be provided by Vendor under this Agreement (i.e., for use in the residential estate

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     marketplace). In addition, Prudential shall use commercially reasonable efforts to endorse and promote Vendor as the Preferred Status for Services to Prudential Affiliates. Prudential will not, except as otherwise provided herein, permit any virtual tour images, in connection with residential real estate listings, of any third party vendor to be linked to, posted to or otherwise made available through the PREA Center or the Prudential Listing Site, except to the extent that such images are posted to Realtor.com. Notwithstanding the foregoing, Vendor acknowledges and agrees that the Prudential Affiliates are not under the direct control of Prudential and that Prudential cannot ensure that such Prudential Affiliates will utilize Vendor's Services in any way. Prudential will not be restricted from accommodating those Affiliates that utilize alternative virtual tour solutions to the extent not restricted under Prudential's present agreement with RealSelect, Inc. Prudential will not, however, promote those alternative virtual tour solutions.

(b) For purposes of this Agreement, Preferred Status shall permit Vendor to market, at Vendor's expense, its Services through certain of Prudential's various communications channels including "RockTalk," and fax broadcasts. Vendor shall participate in a minimum of ten (10) regional events per year (including "Cybercafes"), at the minimum of "Platinum Sponsor" level and an additional five (5) regional events per year at a level to be determined by Vendor and at Vendor's expense, including a full Vendor booth and Vendor-supplied marketing team to promote Prudential's and Vendor's relationship and to demonstrate Vendor's Services to Prudential Affiliates. Where Prudential provides speaking opportunities at regional events to vendors, Prudential will provide speaking opportunities to Vendor commensurate with Vendor's level of sponsorship. Vendor will, during the term of this Agreement, be the exclusive exhibitor of residential property virtual tour services at the Prudential annual business conference and Prudential regional events involving the Affiliates. An exhibitor of virtual tour services for the commercial market at such events will be informed of Vendor's preferred status and will be prohibited from promoting virtual tour services for residential properties at such event. Breach by the commercial exhibitor will result in termination of their participation at future similar events.

(c) Within the first 30 days following the execution of the Agreement, Vendor will be introduced to all Prudential member offices located within Vendor's established service areas by written communication (which may be by electronic communication) from an executive of Prudential including a statement encouraging them to schedule office presentations by Vendor. Additionally, within 30 days following Vendor's expansion into new service areas, Vendor will be introduced to all Prudential Affiliates located in these new areas by written communication (which may be electronic communication) from an executive of Prudential including a statement encouraging them to schedule office presentations by Vendor. Vendor will be provided with a hard copy of the written communication to use in its marketing efforts to Prudential Affiliates.

(d) Prudential will include prominent mention (commensurate with other Preferred Status service providers) of Vendor's virtual tour services in new materials prepared for its e-certification training.

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(e)  Vendor will operate a booth at Prudential's annual conventions (at the highest level available in the first year) and will be given priority in selecting the location of the booth in accordance with its participation status on a first come, first served basis. Prudential will also provide Vendor with a speaking opportunity at the annual conventions commensurate with the level of sponsorship.

(f) Prudential will promote Vendor's virtual tour services on Prudential's PREA Center as follows: Vendor will have the right to be in the supply catalogue with the option to sponsor a banner ad provided that Vendor will be responsible for the fees for same.

(g) The Prudential Listing Site, including Vendor's 360 degrees images and related technology, will not include brand identifiers for Vendor except that (a) if Prudential permits a brand designation for any tools provider whose core service is the tools, which remains on the site for more than 90 days, then Prudential shall permit a "powered by vendor" designation until such time as the other brand designation is removed from the site and (b) Vendor may have a brand identifier on the splash screen between scenes that it provides as part of the virtual tour in the form used by Vendor today subject to such material modifications as are approved by Prudential, which approval shall not be unreasonably withheld.

(h) Prudential will explore the option of including on the Prudential Listing Site a Prudential-branded gallery of Vendor's virtual tours produced for Prudential's Affiliates and agents subject to design and construction costs.

(i) Within the first 30 days following the execution of the Agreement, Prudential will (subject to certain restrictions imposed by agreements with certain franchisees) supply to Vendor, Prudential's current list of franchisees for Vendor's use in marketing and promoting Vendor's virtual tour services. Thereafter, upon request, Prudential will supply to Vendor an updated list of franchisees no more than once each quarter during the term. This, and other information exchanged under the Agreement, will be subject to a confidentiality agreement.

(j) Subject to the terms of this Agreement and subject to Prudential's approval, Prudential will grant Vendor a limited right to use Prudential's name, marks and logos in Vendor's marketing, promotional and financing materials. Prudential shall approve the reasonable use of its name, marks and logo in connection with a description of the relationship created by this Agreement in a prospectus prepared in connection with an IPO by Vendor, should one be undertaken.

Section 6. Term
           ----

     The term of this Agreement will commence upon its execution and shall continue until the later to occur of (a) the termination of either the current agreement between Vendor and RealSelect or the current agreement between Prudential and RealSelect or (b) the expiration of 18 months from the date of this Agreement (provided that, if either RealSelect relationship is

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terminated, Prudential receives acceptable service at no additional cost), unless sooner terminated by reason of material breach under terms of this Agreement. Vendor may terminate this Agreement if Vendor is acquired by another Prudential Preferred Status service provider and Prudential is assured of continued service, in accordance with this Agreement, at no additional cost. Prudential may terminate this Agreement if Vendor is acquired by a competitor of Prudential.

Section 7. Termination for Breach
           ----------------------

     This Agreement will terminate in the event a party breaches any material term, condition or representation of this Agreement or materially fails to perform any of its material obligations or undertakings hereunder, and fails to remedy such default within sixty (60) days after being notified by the non-breaching party of such breach or failure; provided, however, that the non-breaching party will not unreasonably withhold or delay its consent to extend the cure period if the breaching party has commenced cure during the sixty-day notice period and diligently pursues cure of the breach.

Section 8. Confidential Information and Trade Secrets
           ------------------------------------------

(a) Both parties acknowledge that each may be provided with information about, and or brought into close contact with each others confidential and proprietary information or confidential information of third parties with which the parties conduct business. The confidential information of both parties and any such third parties is collectively "Confidential Information". In recognition of the foregoing, both parties covenant and agree:

          (i) that each party will keep and maintain all Confidential Information in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure and, in any event, no less care than it take with its own Confidential Information;

          (ii) that each party will not, directly or indirectly, disclose any Confidential Information to anyone outside of their organization, except with the other party's prior written consent;

          (iii) that each party will not make use of any Confidential Information for its own purposes or the benefit of anyone or any other entity other than the other party;

          (iv) that (1) on termination of discussions with each other or, (2), upon completion of this Agreement, or (3) at any time either party may so request, the other party will deliver promptly to the other, or, at either party's option, will destroy all memoranda, notes, records, reports, media and other documents and materials (and all copies thereof) regarding or including any Confidential Information which it may then possess or have under its control; and

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          (v)  that each party will take no action with respect to the
               Confidential Information that is inconsistent with its confidential and proprietary nature.

(b) Each party shall be permitted to disclose the Confidential Information only as follows: (a) to its employees and agents ("Employees") having a need to know such information in connection with the performance of this Agreement. Both parties shall instruct all such Employees as to their obligations under this Agreement, and shall obtain from such Employees their written acknowledgment and agreement to be bound by the terms and conditions of this Agreement prior to their being given access to the Confidential Information. Both parties shall be responsible for all their Employees' compliance with the terms of this Agreement; (b) if disclosure is required by law; however, either party notify the other in writing in advance of such disclosure, and provide such party with copies of any related information so that it may take appropriate action to protect the Confidential Information.

(c) For purposes of this Agreement, Confidential Information shall include all business information of both parties, including the following:

          (i) information relating to planned or existing computer systems and systems architecture, including computer hardware, computer software, source code, object code, documentation, methods of processing and operational methods;

          (ii) policyholder data, customer data or lists, sales, profits, organizational restructuring, and new business initiatives and financial information;

          (iii) information that describes Prudential insurance and financial products, including actuarial calculations, product designs, real estate relocation services and how such products are administered and managed;

          (iv) information that describes product strategies, tax interpretations, tax positions and treatment of any item; and

          (v) information of third parties with which either party conducts business.

(d) Notwithstanding the foregoing, Confidential Information shall not include information that (i) is or becomes generally known to the public not as a result of a disclosure by the receiving party, (ii) is rightfully in the possession of the receiving party prior to disclosure by other party, or
     (iii) is received by the receiving party in good faith and without restriction from a third party, not under confidentiality obligation to the other party, and having the right to make such disclosure. The parties acknowledge that the disclosure of Confidential Information may cause irreparable injury to the non-disclosing party and damages, which may be difficult to ascertain. Therefore, the aggrieved party shall, upon a disclosure or threatened disclosure of any Confidential Information, be entitled to seek injunctive relief, including, but not limited to, a preliminary injunction and an order of seizure and impoundment under
     Section 503 of the Copyright Act upon an ex parte application by the
                                              --------
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     aggrieved party to protect and recover the Confidential Information and the disclosing party shall not object to the entry of an injunction or other equitable relief against it on the basis of an adequate remedy at law, lack of irreparable harm or any other reason. Without limitation of the foregoing, the disclosing party shall advise the other party immediately in the event that it learns or has reason to believe that any person or entity which has had access to Confidential Information has violated or intends to violate the terms of this Agreement.

Section 9. Intellectual Property
           ---------------------

(a) Nothing contained in this Agreement shall be construed as conferring from either party to the other any right to use, or to refer to in any advertising, publicity, promotion, marketing or other activities, any name, trade name, trade or service mark, or any other designation of either party or any of any of its affiliates, subsidiaries or organizations controlled by, or under common control with, it or them, including, but not limited to, any contraction, abbreviation or simulation thereof (collectively, "Intellectual Property Rights"), unless either party receives the prior written consent of the other. Both parties agree that they will not use the Intellectual Property Rights, in any marketing materials or advertisements for the Services or cause to have issued any circular, pamphlet, brochure or other publication using the Intellectual Property Rights without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Both parties further agree that upon termination of this Agreement, each shall immediately cease and discontinue all use of the Intellectual Property Rights. In no event may either party or any affiliated or associated person or entity utilize the Intellectual Property Rights in connection with any products or Services other than described in this Agreement. Both parties further acknowledge and agree that this Agreement does not create or grant any rights in each other to use any intellectual property rights owned or controlled by any Prudential Affiliate.

(b) Vendor acknowledges and agrees that if Prudential requests that Vendor perform any services or develop any work product, including, but not limited to, all materials, products, forms, electronic forms converted, from various defined format, reports, computer programs (source and object code), documentation, deliverables and inventions developed or prepared by Vendor and funded by Prudential, (the "Work Product"), the parties must execute a Statement of Work issued under this Agreement and such Statement of Work must indicate the ownership rights of Prudential and Vendor in the Work Product, as well as the prices, delivery date, acceptance criteria, and all particulars of the assignment and project.

(c) All "Vendor Technology," as that term is defined below, whether or not produced for Prudential Affiliates and whether or not linked to the PREA Center and/or the Prudential Listing Site, are, and at all times will remain, the exclusive property of Vendor, and no provision of this Agreement implies any transfer to Prudential or Prudential Affiliates of any ownership interest in any Vendor Technology.

  Vendor hereby grants to Prudential a nonexclusive, worldwide, royalty-free, nontransferable license to include on the PREA Center and/or the Prudential Listing Site links to Vendor's virtual tour images on Vendor's servers solely for the purposes contemplated in this Agreement. The foregoing license does not include any right to grant or authorize
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     sublicenses. As used herein, "Vendor Technology" shall mean virtual tour images and software and hardware used to capture, process and view the virtual tour images.

Section 10. Covenants and Warranties
            ------------------------

Vendor hereby warrants and represents that:

(a) None of the Services, any information or data provided by Vendor, nor any portion thereof contain language or material which is obscene, libelous, slanderous or defamatory and will not infringe upon or give violate any patent, copyright, trade secret or other property right of any other party;

(b) Vendor has all necessary rights required to provide the Services, any information or data provided by Vendor under this Agreement. Vendor shall pass through and assign, and hereby passes through and assigns to Prudential to the extent some may be assigned, all warranties and indemnification provided to Vendor by the manufacturer(s) of such third party materials, including the right to enforce such warranties and indemnification directly against said manufacturers;

(c) The Services were not developed by utilizing any information which may be considered confidential information of, or proprietary to, any prior employer or any other person or entity;

(d)  Services shall be performed in a workmanlike manner;

(e) It has all consents, permissions or licenses necessary to perform the Services hereunder;

(f) That the Services provided under this Agreement shall provide "fault free performance" in the processing of date and date related data (including, but not limited to calculating, comparing and sequencing) by all hardware and software products, individually and in combination, from the date hereof and that the advent of the year 2000 shall not adversely affect performance of the Services. "Fault free performance" shall include the manipulation of data when dates are in the 20/th/ and 21/st/ centuries and shall be transparent to the user.

(g) All written information provided to Prudential about Vendor, the principal owners of Vendor or the finances of any such persons or entities, was or will be at the time delivered, true, accurate and complete in all material respects, and such information contained no misrepresentation of a material fact, and does not omit any material fact necessary to make the information disclosed not misleading under the circumstances in which it is disclosed.

(h) Vendor will comply with all applicable local, state and federal laws and regulations governing this Agreement and the provision of the Services to Prudential.
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(i)  During the Term, and any renewal therof, Vendor's price for the chargeable
     Services offered to Prudential of Prudential Affiliates shall be at least as low as Vendor's lowest charge for similar Services to Vendor's similarly situated customers after the Effective Date taking into consideration the quality and quantity of the Services purchased and the time of purchase and region where the purchaser is located. Vendor further represents and warrants that during the Term, Vendor shall provide to Prudential and Prudential Affiliates Private Label Access to the most then-currently available technology or content offerings at the same time such Services are offered by Vendor to any other similar entity.

(j) Both parties will assign project managers to oversee this Agreement. Vendor and Prudential agree to meet semi-annually with each other at a mutually agreed upon location to discuss and resolve any service issues or other concerns which the Prudential and or the Prudential Affiliates may have. In addition, Vendor will use commercially reasonable efforts to respond to all Prudential Affiliates' complaints within twenty-four (24) business hours from receipt and to resolve such complaint as soon as it is commercially reasonable.

Prudential hereby warrants and represents that:

(a) All written information provided to Vendor about Prudential, the principal owners of Prudential or, to the best of Prudential's knowledge, Prudential Affiliates, or the finances of any such persons or entities, was or will be at the time delivered, true, accurate and complete in all material respects, and such information contained no misrepresentation of a material fact, and does not omit any material fact necessary to make the information disclosed not misleading under the circumstances in which it is disclosed;

(b) Prudential will comply with all applicable local, state and federal laws and regulations governing this Agreement and the provision of any information or data to Vendor.

(c) During the Term, and any renewal thereof, Prudential's price for the chargeable services or access to Prudential or Prudential Affiliates offered to Vendor shall be at least as low as Prudential's lowest charge for similar services and access offered to Preferred Status vendors or otherwise similarly situated customers after the Effective Date. Prudential further represents and warrants that during the Term, Prudential shall provide to Vendor the most then-currently available information or data, if any, at the same time such are offered to other such vendors.

          The parties acknowledge and agree that, notwithstanding anything to the contrary set forth in this Agreement, the limitations on a party's liability set forth in Section 14 shall not serve to limit: (i) Vendor's liability arising from Vendor's breach of warranties set forth in Sections 10(a), 10(b) or 10(c); or (ii) a party's liability for any claim, action or loss, arising out of or relating to personal injury or property damage caused by the act or omission of such party and such party's personnel.

Section 11. Assignment
            ----------

     Except as set forth in this Agreement, neither party may assign this Agreement, in whole or in part, without the other party's prior written consent, except that no such consent will be required in connection with a merger, reorganization, acquisition, consolidation, or sale of all, or substantially all, of such party's assets, or if either party assigns this agreement to its parent organization or wholly owned subsidiary. Any attempt to assign this Agreement other than as permitted herein will be null and void. This Agreement will inure to the benefit of and bind the parties' respective successors and permitted assigns. Notwithstanding the foregoing, either party may terminate this Agreement if the other party assigns this Agreement to one of its competitors.

Section 12. Independent Contractor
            ----------------------

(a) Neither Vendor nor any of its agents nor any of their respective employees who perform work in connection with the provision of Services shall for any purpose including (but not limited to) federal or state tax purposes be considered an employee or agent of Prudential or any of its affiliates or subsidiaries. No such person shall be entitled to participate in Prudential's employee insurance and retirement programs. Vendor (or, in the case of persons employed by any agent, such agent) shall treat any such person as its employee for all purposes, including (but not limited to) the payment of federal, state and local employment and social security taxes and shall deduct from such person's salaries all applicable taxes, charges for benefits and any and all other deductions and withholdings which are required by law.

(b) In addition to all other requirements herein, Vendor shall have full responsibility for the actions and omissions of all personnel employed by Vendor or any agent who are involved in performing Services and for any Losses (as defined in Section 15) arising therefrom.

Section 13. Prohibition of Conflict of Interest
            -----------------------------------

     During the Term of this Agreement, neither party shall engage in activities which, in the reasonable judgment of the other, are violative of the spirit of this Agreement.

Section 14. Limitation of Remedies
            ----------------------

     EXCEPT TO THE EXTENT REQUIRED BY LAW OR AS OTHERWISE PROVIDED IN THIS AGREEMENT, EACH PARTY AGREES THAT THE OTHER PARTY SHALL NOT BE LIABLE FOR ANY LOST PROFITS, LOST SAVINGS OR OTHER SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF A PARTY HAS BEEN ADVISED BY THE OTHER PARTY OF OR COULD HAVE FORESEEN THE POSSIBILITY OF SUCH DAMAGES. EXCEPT TO THE EXTENT REQUIRED BY LAW OR AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE AGGREGATE LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LIABILITY FOR DAMAGES RESULTING FROM EITHER PARTY'S NEGLIGENCE AND/OR INTENTIONAL, WILLFUL OR WRONGFUL CONDUCT, SHALL NOT EXCEED ONE MILLION DOLLARS ($1,000,000).

Section 15. Indemnification
            ---------------

     Subject to Section 14, Both parties agree to indemnify each other (and their affiliates, and their respective directors, officers and other employees, and all other persons and entities acting on behalf of or under the control of any of them) against, and hold each other (and them) harmless from Losses that, may be sustained by the other (or them) by reason of any misrepresentation, or negligent or wrongful acts or omissions, or incorrect warranty, or any breach of any representation or warranty, covenant, agreement, obligation or undertaking in this Agreement by either party or its directors, officers, employees or other representatives, or by any person or entity acting on behalf of or under control of either party. The term "Losses" shall include but not be limited to costs, claims, damages, legal fees (including, but not limited to, reasonable fees and disbursements of counsel incurred by either party in any action or proceeding between each other or between either party and any third party), liabilities, penalties and expenses. The indemnifying party shall have the right to control the defense or settlement of any claim, suit or demand made by a third party, provided that any settlement by indemnifying party which obligates an indemnified party to a payment obligation thereunder will be void. The indemnified party shall notify the indemnifying party within a reasonable time of, and provide reasonable cooperation, at the indemnifying party's expense, in connection with the defense of, any claims, suits or demand is for which the indemnifying party is responsible under this Section.

Section 16. Equal Employment Opportunity; Compliance
            ----------------------------------------

     The following clauses shall apply if required by applicable law with respect to the performance of this Agreement and if this Agreement is not otherwise exempt under federal law or applicable regulations:

(a) Vendor represents that it is an equal opportunity employer, as described in
    Section 202 of Executive Order 11246, dated September 24, 1976, as amended, and, as such, agrees to comply with the provisions of said Executive Order and its implementing regulations during the performance of this Agreement; and

(b) Vendor agrees to comply with the affirmative action requirements of Part 60-
    741.4 Title 41, Code of Federal Regulations, with respect to handicapped workers during the performance of this Agreement; and

(c) Vendor agrees to comply with the affirmative action requirements of Part 60-240.4, Title 41, Code of Federal Regulations, with respect to Disabled Veterans and Veterans of the Vietnam Era during the performance of this Agreement; and

(d) Vendor agrees to comply with the provisions of Executive Order 11625 and its implementing regulations with respect to the utilization of minority business enterprises during the performance of this Agreement.

Section 17. Communications
            --------------

     All notices requests, demands and other communications under this Agreement shall be in writing and shall be delivered personally or by certified mail and be deemed to have been duly given: (a) on the date of service if served personally on the party hereto to whom notice is to be given; (b) on the day after delivery if by certified mail. All notices and other written communications under this Agreement shall be addressed as follows:

     If to Vendor

          bamboo.com
          124 University Avenue
          Palo Alto, California 94301
          Attention: Hunter Farrell

     If to Prudential:

          The Prudential Real Estate Affiliates, Inc.
          3333 Michelson Drive
          Suite 1000
          Irvine, California 92612
          Attention: Michael Wasenius

          The Prudential Real Estate Affiliates, Inc.
          200 Summit Lake Drive
          Valhalla, New York 10595
          Attention: Michael Wasenius

     Any party hereto may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

Section 18. Survival
            --------

     Both parties' representations, warranties, confidentiality and obligations set forth in this Agreement shall survive the expiration, termination or rescission of this Agreement and continue in full force and effect.

Section 19. Section Headings
            ----------------

     The headings of the sections of this Agreement are inserted for convenient reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 20. Publicity
            ---------

     Both parties agree not to disclose to any third party the terms or conditions of this Agreement, without the prior express written consent of the other. Notwithstanding the preceding sentence, the parties agree to release a press announcement within 30 days of the Effective Date describing the Preferred Status of the Vendor under this agreement (subject to "Quiet Period" restraints, if any).

Section 21. Applicable Law and Forum
            ------------------------

     This Agreement shall be governed by the laws of the State of New York without regard to conflicts of laws. Vendor and Prudential hereby agree on behalf of themselves and any person claiming by or through them that the sole jurisdiction and venue for any litigation arising from or relating to this Agreement shall be an appropriate federal or state court located in Orange County, California.

Section 22. Entire Agreement
            ----------------

     This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties. In the event of a conflict between the terms of this Agreement and those appearing on the face or reverse of any document provided by Vendor, the terms and conditions of this Agreement shall prevail, except as expressly provided in this Agreement. In the event of a conflict between the terms of this Agreement and the letter of intent, the terms and conditions of this Agreement shall prevail, except as expressly provided in this Agreement.

Section 23. Severability
            ------------

     If any provision of this Agreement shall be declared null, void or unenforceable in whole or in part by any court, arbitrator or governmental agency, said provision shall survive to the extent it is not so declared and all the other provisions of this Agreement shall remain in full force and effect unless, in each case, such declaration shall serve to deprive any of the parties hereto of the fundamental benefits of this Agreement.

Section 24. Amendments
            ----------

     No amendment or modifications to this Agreement shall be valid or enforceable unless in writing executed by the authorized representatives of Prudential and Vendor.

Section 25. Waiver
            ------

     No term or provision hereof shall be deemed waived and no breach hereof shall be deemed consented to, unless such waiver or consent, as the case may be, is express and in writing signed by the party claimed to have waived or consented. No such waiver shall constitute a waiver of any other term or provision hereof, and no such consent shall constitute a consent to any other breach hereof.

Section 26. Insurance
            ---------

     Vendor shall obtain from a company or companies acceptable to Prudential and maintain in force during the Term of this Agreement and for not less than two (2) years thereafter, the following insurance coverage in at least the amounts indicated:


-    Worker's Compensation                 -    Statutory
-    Employer's Liability                  -    Not less than $250,000
-    Comprehensive General Liability       -    Not less than $1,000,000.

Where applicable, the above policy shall name Prudential as an additional insured. Vendor shall, upon request, provide Prudential with a certificate or Certificates of Insurance evidencing that the above-noted insurance requirements have been satisfied and specifying the Prudential shall receive a 30-day advance notice of any reduction in coverage.

Section 27. Attorneys' Fees
            ---------------

     Notwithstanding any limitation herein, in any litigation between the parties hereto arising out of or with respect to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees (including, but not limited to, allocated costs of in-house staff counsel) and court costs.

Section 28. Force Majeure
            -------------

Nonperformance of either party will be excused to the extent that performance is rendered impossible by storm, lockout or other labor trouble, riot, war, rebellion, strike, fire, flood, accident or other act of God, governmental acts, orders or restrictions, or any other reason where failure to perform is beyond the control and not caused by the gross negligence or willful misconduct of the non-performing party.

Section 29. Counterparts; Facsimile Signatures
            ----------------------------------

This Agreement may be executed by exchange of signature pages by facsimile and/or in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument.

Section 30. Relocation Services

Before the close of 3rd quarter, 1999, project managers for the parties will make reasonable efforts to create a written plan, which will if created, would be incorporated into an amendment to this Agreement, aimed both at: (a) developing and implementing ways to feature and promote bamboo.com's virtual tour services in the relocation marketplace; and (b) enhancing and supporting Prudential's relocation services and its clients. Such possibilities include virtual tours of communities and corporate housing. The plan shall be subject to the mutual agreement of the parties.

Section 31. Disclaimer
            ----------

THE WARRANTIES PROVIDED BY THE PARTIES HEREIN ARE THE ONLY WARRANTIES PROVIDED BY THE PARTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. SUCH WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES BY THE PARTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year above written.

THE PRUDENTIAL REAL ESTATE              bamboo.com, Inc.
AFFILIATES, INC.

By: /s/ Lyle Fuller                     By: /s/ Andrew P. Laszlo
    -----------------------------           ---------------------------

Name: Lyle Fuller                       Name: Andrew P. Laszlo
      ---------------------------             -------------------------


Title: Vice President, eBusiness        Title: SVP, Business Development
       --------------------------              -------------------------


Date:  June 16, 1999                    Date:   6/17/99
       --------------------------             -------------------------